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                                                                 EXHIBIT XI (A)

                         ISOMEDIX INC. AND SUBSIDIARIES

             STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE FOR THE
                 THREE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994.
                                   (Unaudited)

Net income and common shares used in the calculation of earnings per share for the three months ended September 30, 1995 and 1994, were computed as follows:

                                                  September 30,     September 30,
                                                      1995              1994
                                                  -------------     -------------
Net Income                                         $1,857,114         $2,474,773
                                                   ==========         ==========

Weighted average number
  of common shares
  outstanding during the
  period:                                           6,979,997          7,143,664

Add:  Shares issuable upon
  assumed exercise or con-
  version of stock options
  and warrants                                        202,664            227,407
                                                   ----------         ----------

Common Shares                                       7,182,661          7,371,071
                                                   ==========         ==========

Earnings per common share                          $      .26         $      .34
                                                   ==========         ==========